Exhibit (e)(5)

TIAA-CREF LIFE FUNDS

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into on this 10th day of September, 2013, between TIAA-CREF Life Funds (the “Company”), an open-end management investment company organized under the laws of the State of Delaware, and Teachers Personal Investors Services, Inc. (“TPIS”), a Delaware corporation operating as a broker-dealer.

WITNESSETH:

WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 Act (“1940 Act”) as an open-end management investment company;

WHEREAS, the Company currently consists of several investment portfolios and may in the future offer additional investment portfolios (each a “Fund”), each of which may be subject to certain investment policies and restrictions that may not be changed without a majority vote of the shareholders of such Fund; and

WHEREAS, TPIS is a broker-dealer registered as such under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”);

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein TPIS and the Company hereby agree as follows:

6. The Company hereby appoints TPIS as its principal underwriter and exclusive distributor to sell its shares, and TPIS accepts such appointment. TPIS shall offer shares of the Company only on the terms set forth in the Company’s currently effective registration statement. The Company reserves the right to sell its shares to other persons and to appoint additional underwriters and distributors.

7. Transfer of shares shall be by book entry. No stock certificates will be issued to any Fund shareholder.

8. TPIS assumes and will pay, from its own resources, all expenses related to distribution of the Company’s shares and will bear other costs and expenses attributable to any activity primarily intended to result in the sale of shares. Such expenses include, but are not limited to:

a.	printing and distribution of the Company’s prospectus to prospective investors;

b.	preparation, printing and distribution of advertising and sales literature for use in the offering of the Company’s shares and printing and distribution of reports to shareholders used as sales literature; and

c.	the qualification of TPIS as a distributor or broker or dealer under any applicable federal or state securities laws.

9. In selling shares of the Company, TPIS shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the rules of FINRA, relating to the sales of the Company’s shares.

10. TPIS shall act as an independent contractor and nothing contained herein shall be construed to make it, its agents or representatives, or any employees, employees of the Company. In addition, TPIS shall remain fully responsible for its own conduct and that of its agents, representatives and employees under applicable law.

11. TPIS shall make no representations concerning the Company or its shares except those contained in the then-current prospectus of the Company and in printed information subsequently issued on behalf of the Company and approved by the Company as supplemental to the prospectus, or otherwise approved by the Company.

12. The Company represents that each Fund of the Company shall comply with Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (Reg. Section 1.817-5), relating to the diversification requirements for variable annuity contracts and any amendments or other modification to such Section or regulations.

The Company represents that each Fund of the Company is currently qualified or will be qualified as a Regulated Investment Company under Subchapter M of the Code and that every effort will be made to maintain such qualification under Subchapter M or under any successor or similar provision.

13. It is understood among the parties to the Agreement that, subject to obtaining any applicable regulatory approvals that may be conditioned on the parties complying with certain requirements, shares of each Fund may be offered in the future to the separate account of various affiliated and unaffiliated insurance companies and in connection with variable life insurance contracts or variable annuity contracts. It is also understood among the parties that shares of each Fund only may be offered to the other persons identified in paragraph (f) of Regulation Section 1.817-5.

14. The Company represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities having access to the assets of the Company are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Company in an amount not less than the minimal coverage as required currently by Section 17(g) of the 1940 Act and Rule 17g-1 or related provisions as may be promulgated from time to time.

15. This Agreement shall terminate:

a.	at any time on six months’ written notice by the Company to TPIS or on six months’ written notice by TPIS to the Company without the payment of any penalty or

b.	at the option of any party hereto upon institution of formal enforcement proceedings against the Company, the Company’s investment manager, or TPIS by the Securities and Exchange Commission, or if TPIS or the Company is determined by the other to have failed to perform its obligations under this Agreement in a satisfactory manner; or

c.	in the event the shares of the Company are not registered, issued, or sold in accordance with applicable state and/or federal law. Prompt notice of such an event shall be given by each party to the other in the event the conditions of this provision occur; or

d.	automatically upon assignment (as defined under the 1940 Act) of this Agreement; or

e.	if its continuance is not specifically approved for each Fund already in existence as of the date of this Agreement at least annually by (i) the Company’s Board, or by a vote of the majority of the outstanding voting shares of a Fund, and (ii) a vote of a majority of those members of the Board who are not parties to this Agreement nor interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval. With respect to a Fund created after the date of this Agreement, the initial term of this Agreement may extend for up to two years from implementation for such Fund before the above-mentioned annual approval requirement will take effect.

16.	Each notice required by this Agreement shall be given in writing to:

Attn: Secretary
TIAA-CREF Life Funds
730 Third Avenue
New York, New York 10017-3206

Attn: Secretary
Teachers Personal Investors Services, Inc.
730 Third Avenue
New York, New York 10017-3206

17. Each party hereto shall cooperate with each other party and all appropriate government authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

18. TPIS agrees to look solely to the assets of the Company for the satisfaction of any liability of the Company, with respect to this Agreement and will not seek resource against the members of the Company’s Board of Trustees or its officers, employees, agent or shareholders, or any of them, or any of their personal assets for such satisfaction.

19. The Company agrees to indemnify and hold harmless TPIS, each member of its Board of Directors, each of its officers, and any person that controls TPIS within the meaning of Section 15 of the Securities Act of 1933 (“1933 Act”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) to which TPIS may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of TPIS’s reliance on any information contained in a then current prospectus, statement of additional information, or report of the Company; or any current information communicated to TPIS in writing by the Company.

The Company shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of TPIS, or any controlling person of TPIS, the investigation and defense of any claim by a third party for which indemnification may be sought, and in any such event, TPIS shall cooperate in every way with the Company.

20. TPIS agrees to indemnify and hold harmless the Company, each member of its Board, each of its officers, and any person that controls the Company within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TPIS) or litigation (including legal and other expenses) to which the Company may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of the Company’s reliance on any information communicated to the Company in writing by TPIS (for inclusion in the Company’s registration statement or otherwise), as a result of any misrepresentation or omission to state a material fact by TPIS (or any agent or employee of TPIS) unless such misrepresentation or omission was made in reliance on written information furnished by the Company or as a result of the Company’s willful misconduct or failure to exercise reasonable care and diligence (including supervision of its agents, representatives and employees) in providing the services to the Company specified herein.

TPIS shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of the Company, the investigation and defense of any claim by a third party for which indemnification may be sought, and in any such event, the Company shall cooperate in every way with the TPIS.

21. This Agreement shall be construed in accordance with the laws of the State of New York.

22. This Agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemption from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

23. In compliance with Rule 38a-1 under the 1940 Act, the Company and TPIS agree as follows:

a.	TPIS has provided the Company with its written compliance policies and procedures as required by Rule 38a-1 (“Rule 38a-1 policies and procedures”) for the approval by the Company’s Board. TPIS’ Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations by the Company or TPIS of the federal securities laws as defined in Rule 38a-1, and which include the 1933 Act, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (“Federal Securities Laws”).

b.	TPIS will promptly provide the Company’s Chief Compliance Officer with any material changes that have been made to TPIS’ Rule 38a-1 policies and procedures.

c.	TPIS agrees to cooperate with the Company in the annual review of TPIS’ Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Company to determine the adequacy of TPIS’ Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). TPIS also agrees to cooperate with the Company in any interim reviews of TPIS’ Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation as the Company’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to TPIS’ Rule 38a-1 policies and procedures satisfactory to the Company’s Chief Compliance Officer.

d.	TPIS will provide the Company with ongoing, direct, and immediate access to TPIS’ compliance personnel and shall cooperate with the Company’s Chief Compliance Officer in carrying out the Company obligations under Rule 38a-1 to oversee the compliance program of TPIS.

e.	TPIS will promptly notify the Company in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to TPIS’ Rule 38a-1 policies and procedures and will cooperate with the Company in providing the Company with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by TPIS (or its officers, directors, employees, or agents); (2) a violation of TPIS’ Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of TPIS’ Rule 38a-1 policies and procedures.

f.	TPIS and anyone acting under the direction of TPIS) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Company’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as if the date shown on the first page.

TIAA-CREF LIFE FUNDS

By:	/s/ Phillip G. Goff
Name:	Phillip G. Goff
Title:	Treasurer

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:	/s/ Keith Rauschenbach
Name:	Keith Rauschenbach
Title:	President